UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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THE HACKETT GROUP, INC.

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THE HACKETT GROUP, INC.
1001 Brickell Bay Drive, Suite 3000
Miami, Florida 33131

SUPPLEMENT TO PROXY STATEMENT FOR THE
2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, MAY 2, 2014

Dear Fellow Stockholders:

On or about March 21, 2014, the proxy materials of The Hackett Group Inc., a Florida corporation (the “Company”), were made available you in connection with the solicitation of proxies on behalf of the board of directors of the Company (the “Board”) for use at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 2, 2014 at 11:00 a.m (local time) at the Company’s headquarters located at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida.   The original proxy statement (“Proxy Statement”) was filed with the U.S. Securities and Exchange Commission (“SEC”) on March 21, 2014.

We are writing to you in our capacity as the Compensation Committee of the Board of Directors of the Company to request your support for the proposals put forward in our 2014 Proxy Statement. In particular, we would like to clarify our position and urge your support FOR Proposal 3,  and inform you that we are removing Proposal 2 from consideration  both in light of Institutional Shareholder Services’ (“ISS’”) analysis on each proposal.

Proposal 3 - Executive Compensation (“Say on Pay”)

As noted in the Compensation Discussion and Analysis (“CD&A”) section of our Proxy Statement, our CEO and COO surrendered 450,000 vested stock options with a weighted average exercise price of $6.25 that were set to expire in February 2014 and were replaced with SARs in November 2013. As part of this exchange, the Company extended the expiration date of the replacement SARs to November 2023, but kept the other terms of the award the same.  ISS viewed at this replacement of the expiring options unfavorably in their assessment and as a result,  the Compensation Committee has determined to reverse the exercise date extension and provide that the SARs expired on the expiration of their original terms in February 2014.  Accordingly, those awards have expired unexercised.

With this additional information, along with the information in the Proxy Statement and other public disclosures, we ask that you vote FOR our proposal to approve our executive compensation, as recommended by the Board in our 2014 Proxy Statement.

Withdrawal of Proposal 2 to Approve an Amendment to the Company’s 1998 Stock Option Plan

Proposal 2 set forth in the Proxy Statement requests shareholders to approve an amendment to the Company’s 1998 Stock Option and Incentive Plan (the “Plan”) to (i) increase the sublimit under the Plan for restricted stock and restricted stock unit issuances by 750,000 shares, and (ii) increase the total number of shares authorized for issuance under the Plan by 750,000 shares.   The Company has elected not to seek shareholder approval of the amendment to the Plan at this time and hereby withdraws Proposal 2.  As a result, shareholders will not be asked to vote on Proposal 2 of the Proxy Statement at the meeting of shareholders on May 2, 2014.  If you have already submitted your proxy, you do not need to take any further actions at this time.

In making this decision, we note that ISS recommended a vote against Proposal 2 which we believe was heavily influenced by the calculation of our Share Value Transfer (“SVT”) and “Burn Rate,” or, annual dilution, tests.

Additional Information Related to the ISS SVT Test and Burn Rate Test

The information below is being provided to the Company’s shareholders to further explain the impact of ISS’ reversal of its prior treatment of excluding the performance-based from the shares outstanding and not vested and/or not exercised (“Overhang”) for Shareholder Value Test (“SVT”) purposes. We have also included additional information on the impact of our corporate actions that have returned capital to our shareholders while reducing the volatility rate associated with our common stock which has caused the Plan Amendment to not satisfy ISS’ “Burn Rate” test.

ISS Shareholder Value Transfer Analysis

ISS evaluates equity-based compensation plans using a cost-based analysis expressed in terms of shareholder value transfer.  SVT measures the cost of an equity plan in terms of shareholder value transfer using a binomial model that assesses the amount of shareholders’ equity flowing out of the Company to participants as options are exercised or restrictions on awards are lapsed.  Under the 2014 ISS analysis, the Company’s SVT was 22%, which exceeds its Company-specific allowable cap of 20%.  However, in its 2014 SVT analysis, ISS included the 2,916,563 performance based SAR’s originally granted as stock options to our CEO and CFO in 2012, half of which vest only upon the achievement of 50% growth of pro-forma diluted net earnings per share and the other half of which vest based on the achievement of 50% growth of pro-forma EBITDA (using fiscal 2011 results as a baseline) both of which targets would represent significant improvement in the Company’s performance.  These SARs were excluded from ISS’s SVT analysis in 2013. Further, the Company converted the original stock option grants to SARs in 2013 after consultation with ISS about the treatment of the SARs for purposes of the SVT test, and ISS excluded the SAR’s from the SVT test in last year’s analysis. The Company believes it is appropriate to exclude these SAR’s from the SVT analysis as they remain unvested at this time and there is no guarantee that the performance targets will be achieved.  Further, regardless of the fair market value of the Company’s common stock at the time of exercise, even if the Company chooses to pay the value of the appreciation in common stock alone, less than one share (or a fraction of a share) of the Company’s common stock will be issued to satisfy each SAR.

The tables below present a comparison of the ISS SVT analysis with and without the inclusion of the unvested performance-based SAR’s issued to our CEO and COO.  The exclusion of the SAR’s results in a SVT calculation that satisfies the ISS Company-specific allowable cap.  The inclusion of the SAR’s almost doubles our shares outstanding and not vested and/or not exercised (“Overhang”) for purposes of the ISS SVT test.

SVT WITH SARS INCLUDED					SVT WITH SARS EXCLUDED
	Share Allocation	Average Award Value	Share Value Transfer ($)	SVT as % of Market Value		Share Allocation	Average Award Value	Share Value Transfer ($)	SVT as % of Market Value
Shares Reserved Under Plan Amendment	750,000	5.67	4,252,500	2.45%	Shares Reserved Under Plan Amendment	750,000	5.67	4,252,500	2.45%
Shares Currently Available For Grant Under All Plans	1,368,724	5.67	7,760,665	4.48%	Shares Currently Available For Grant Under All Plans	1,368,724	5.67	7,760,665	4.48%
Shares That Have Been Granted But Remain Unearned and Vested Excluding Unvested Performance Based SAR’s	3,185,976	4.34	13,827,136	7.97%	Shares That Have Been Granted But Remain Unexercised Excluding Performance Based SAR’s	3,185,976	4.34	13,827,136	7.97%
Unvested Performance Based SAR’s (Unvested)	2,916,563	4.34	12,657,883	7.30%
200 Day Average Stock Price: $5.67 Shares Outstanding: 30,581,585 Market Value: $173,397, 586.95				22.20%	200 Day Average Stock Price: $5.67 Shares Outstanding: 30,581,585 Market Value: $173,397, 586.95				14.90%

ISS Burn Rate Analysis
As mentioned in our Proxy Statement (page 27), over the three-year period from 2011-2013, the Company returned $76.8 million to its shareholders through two modified Dutch Auctions and its share repurchase program. These actions resulted in a materially lower number of common shares outstanding, which the Company believes led to share price appreciation and lowered the “volatility ratio” of its common stock used by ISS to calculate its “burn rate”.  By strongly supporting the price of the Company’s stock through its buyback programs, the Company believes that it has reduced its volatility ratio and in doing so, moved slightly below the ISS restricted stock unit multiplier threshold which increases the dilution value assigned to a restricted stock unit from 1.5 to a more unfavorable 2 to 1 ratio.  This increase results in a higher “burn rate” calculation used by ISS in making their recommendations on Proposal 2.

The “Burn Rate”, expressed as a percentage, represents the rate at which a company is issuing equity awards and is an evaluation of the three year average burn rate relative to industry peers as assigned by ISS.  ISS assigns a full-share grant multiple to awards such as the restricted stock units issued by the Company based on volatility.  Rather than use the trailing three year volatility calculation already calculated for prior years and the related multiplier for each year in the analysis, ISS projects the impact of the current year volatility calculation onto all three years included in their analysis. This approach materially impacted the Company’s burn rate as the volatility rate of 52.20% (as calculated by ISS) moved the Company’s full-value grant multiplier to 2.0:1. Using the ISS approach, the Company’s three year average annual burn rate is 7.80% which exceeds the ISS industry burn rate threshold of 7.25%.  However, absent the reduction in volatility for 2013, the full-value grant multipliers for 2011, 2012 and 2013 would have been 1.5:1. The table below reflects the Company’s burn rate using the a full share grant multiple of 1.5:1  which has been used in all previous years across all years presented resulting in a burn rate of that falls far below the ISS threshold.  In summary, the aggressive modified Dutch Auctions and stock repurchase program which have been strongly supported by our shareholders has lowered the “volatility ratio” unfavorably which has impacted this calculation.

Year	Options/SAR’s Granted	Full-Value Shares Granted (1)	Adjusted Total(2)	Weighted Average Number of Common Shares Outstanding	Burn Rates
2013	470,000	809,099	1,918,649	30,283,298	6.34%
2012	0	1,796,466	2,694,699	31,704,000	8.50%
2011	0	1,033,245	1,549,868	39,895,500	3.88%
				Three Year Average Burn Rate	6.24%
				ISS 2013 Industry Burn Rate Threshold	7.25%
					PASS
				ISS Calculation For Hackett	7.80%

(1)	Represents the total number of performance-based restricted stock units delivered and vested for the year shown.
(2)	1.5:1 full-value share grant multiplier used in the calculation of the Adjusted Total across all years presented.

The Company has elected not to seek shareholder approval of the amendment to the Plan at this time so that it may further discuss the matters addressed above with ISS and ensure that the Company’s shareholders fully understand the impact of the inclusion of the performance-based SAR’s in the Overhang or SVT test purposes and the impact of its buyback programs on our Burn Rate calculation.

Thank you for your consideration. If you have any questions or would like to share any concerns with us, please contact the Secretary of the Company, Frank A. Zomerfeld at (786) 497-7804 or fzomerfeld@thehackettgroup.com.

THE COMPENSATION COMMITTEE

Edwin A. Huston, Chairman
Richard N. Hamlin
John R. Harris
Alan T.G. Wix
____________________

This supplement, dated April 21, 2014 (the “Supplement”), supplements and amends the Proxy Statement and is being filed with the SEC on April 21, 2014. Except as specifically supplemented or amended by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THIS SUPPLEMENT CAREFULLY IN DECIDING HOW TO VOTE. Shareholders are asked to vote on the following matters at the Annual Meeting: (1) the election to the Board of the 2 nominees for directors named in the Proxy Statement, (2) an advisory vote on the Company’s executive compensation, and (3) the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2015.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.

Except as described above, this Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. As a shareholder, your vote is very important and the Board encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting.  If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. If you have already submitted your proxy card and wish to change your vote based on any of the information contained in this Supplement, you may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting in the manner set forth in the Proxy Statement.

Whether or not you plan to attend the annual meeting, we ask that you do the following. If you received the Proxy Statement via U.S. mail, please complete, date, sign and return the proxy card in the postage prepaid envelope or vote by telephone or through the Internet as instructed on the proxy card. If you sign and return your proxy card without specifying a choice, your shares will be voted in accordance with the recommendations of the Board as set forth in the Proxy Statement. If you are received the Proxy Statement via Internet delivery only, please vote by telephone or through the Internet as instructed on the notice you received via U.S. mail. You may, if you wish, revoke your proxy at any time before it is voted by submitting to the Secretary of the Company, Frank A. Zomerfeld, a written revocation or a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person. If you submit your proxy by telephone or through the Internet, you may also revoke it by submitting a new proxy using the same procedures at a later date. The telephone and Internet voting facilities for shareholders of record will close at 1:00 a.m. Central Time on the day of the Annual Meeting.